Exhibit 10.14

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] - INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PREFERRED	POPCORN

1132 9th Road Chapman NE 68827 USA Phone: 308-986-2526 Fax: 308-986-2626 E-mail:info@preferredpopcorn.com	Indiana location: 3055 West Bradford Road NE Palmyra IN 47164 Phone: 812-364-6123 Fax: 812-364-6105

CONTRACT REGARDING SALE OF GOODS No. 14-3-31

Seller:	Preferred Popcorn, LLC
1132 9th Road
Chapman, Nebraska 68827

Buyer:	Skinny Pop Popcorn
8135 Monticello Avenue
Skokie, Illinois 60076

1. Goods; Term. During the Term of this Agreement, Seller shall sell [**] popcorn (“Product”) to Buyer in fifty pound (50#) paper bags. The Term of this Agreement shall be from October 1, 2014 through September 30, 2015. Country of origin and manufacturers: USA

2. Orders. All orders for Product shall be placed with Seller in writing or by electronic communication.

3. Confirmation and Acceptance of the Orders. Upon receipt of Buyer’s order for Product at least [**] days prior to the date when Seller shall ship the product, Seller shall confirm to Buyer the date by when such Product shall be shipped.

4. Time of Delivery. Seller shall deliver the Goods at the time requested by Buyer and in the quantities and assortments requested; Quantities will be measured by a container of approximately 45,000 pounds. Therefore, each delivery must be of a quantity that fully loads, but does not overload a container.

5. Place of Delivery. The goods shall be delivered to Skinny Pop Popcorn, Chicago, Illinois,

6. Seller to Package Goods. Seller will package [**] popcorn in fifty pound (50#) paper bags.

7. Delivery. Delivery to Buyer’s designated location shall constitute delivery to Buyer. Seller will assume all risks of loss or damage to the products until they have been made available to the Buyer at the Buyer’s designated location. Once the products have been delivered to the Buyer, any risk of loss, damage or deterioration in the quality of the products, will be the responsibility of the Buyer. Any physical damage noted at time of unloading should be reported immediately to the local Ira importation authorities and Seller. Failure to notify Seller of physical damage at time of delivery will cause Buyer to lose its right to require indemnity for loss attributable to such physical damage. Any additional quality issues should be reported to Seller within [**] days of delivery to Buyer’s delivery location, Failure to notify Seller in writing within this time frame of additional quality issues will cause Buyer to lose Its right to require indemnity for loss attributable to such quality issues. Any physical damage during transportation of product from Seller to Buyer location shall be the responsibility of the Seller so long as Buyer shall have complied with the requirement to immediately report physical damage to local transportation authorities and Seller aft the time of delivery,

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8. Warranties. Seller warrants that the Goods arc of merchantable quality and are hereby guaranteed, as of the date of shipment, to be not adulterated or misbranded within the meaning of Federal Food, Drug and Cosmetic Act (the “Act”) and to comply with the Act and all applicable regulations. Further, the Goods are not a misbranded or hazardous substance or a banned hazardous substance within the meaning of those terms under the Federal Hazardous Substance Act. All Goods are in good and merchantable condition, free from latent or patent defects, not adulterated in any manner, are manufactured from sound raw materials and their production is carried under sanitary conditions. The Goods, at the time of shipment, are sound, wholesome products for human consumption and comply, with all applicable health regulations and standards in the United States of America. Seller warrants that the Goods are sold to Buyer free and clear of any liens or claims of any third party other than Buyer. Seller warrants that the Goods do not infringe upon or violate any patent, design, trade name, trademark, copyright, trade dress, right of privacy or other similar proprietary or property right of any third party. Seller warrants that throughout the Term of this agreement, the Goods shall be of consistent quality substantially similar to the quality of goods presented to Retailer when Seller presented Goods for Retailer consideration. All other warranties with respect to the Goods are hereby disclaimed.

9. Price. The price is established at the following levels through the entire term of the contract:

[**]

10. Freight. Paid by the [**].

11. Payment Terms. Payment shall be made within [**] days from the date of the invoice. All sales of Products by Seller to Buyer shall be paid in readily available U.S. dollars.

12. Quantity. Provided that Seller is not in breach of this Agreement or any agreement that it might have with Buyer, Buyer shall purchase from Seller, a quantity of [**] pounds of [**] popcorn October 1, 2014, and September 30, 2015. Both Seller and buyer agree that the above mentioned quantities are approximate, and actual quantities delivered to Buyer may vary plus or minus [**] without consequence to either party. Prior to the end of the contract period, Buyer will have the opportunity to purchase any quantity remaining on the contract at the contract price and Seller will store for delivery to the Buyer at a later date. If Buyer fails to pull the stated quantities, within the time period specified in this contract and does not purchase quantity remaining on contract prior to expiration, Seller has the right to assess applicable liquidated damages.

13. Cancellation Only For Cause. This Agreement is being made to cover specific products to fulfill Buyer’s special requirements and is not subject to termination of either party, except subject to one or more of the following provisions.

(a)	Buyer may terminate this Agreement upon [**] days’ notice once it has purchased the Quantities referred to in Section 12 above;

(b)	Either party may terminate the Agreement if the other party fails to comply with a material term, obligation or condition of the Agreement and does not remedy the failure within [**] days after receiving written notice, unless such material breach is not capable of being cured, in which case the Agreement shall be terminated [**] days after written notice of the breach, unless the non-breaching party desires the termination to be effective on a later date, which date shall be specified in the notice.

(c)

Buyer may terminate this Agreement immediately upon (i) Seller’s participation in fraud or criminal misconduct relating to the operation of Seller’s business or if Seller or any of its officers, directors or key employees is convicted of or found by or admits before a court or government agency of appropriate jurisdiction to have violated, or enters into a settlement or similar agreement with any such court or government agency with respect

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

to an alleged violation of, any law; or (ii) any instance of suspected product tampering with or contamination of Seller’s products or legitimate report of serious health risks in connection with the consumption of Seller’s products, which in any such event described in subclauses (i) and (ii) could reasonably be predicted materially to affect the retail sale of the Goods or the reputation of Seller or Retailer; or

(d)	Either party may terminate this Agreement in the event of the bankruptcy, insolvency, reorganization or liquidation of the other party hereto or if the other party hereto ceases to operate its business in the ordinary course.

In the event of any termination as set forth above, Buyer shall not have any obligation to Seller,

14. Force Majeure. Seller shall not be responsible for non-delivery or delay in delivery in the whole or any portion of the Goods where such non-delivery or delay in delivery is clue to fire, strikes, embargoes, acts of God or the public enemy or any other cause whatsoever over which Seller has no control; provided, however, in the event of such a force majeure event lasting longer than [**], Buyer shall no longer be subject to the terms of Section 12 hereof and may terminate this Agreement immediately.

15. Entire Agreement. This Agreement states the entire agreement between Seller and Buyer with respect to the subject matter hereof.

16. Modification. This Agreement can be modified or rescinded only by a writing signed by both of the parties.

17. Waiver. No claim or right arising out of a breach of this contract can be discharged in whole or in part by a waiver or renunciation of the claim, or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party.

18. Assignment - Delegation. No right or interest in this contract shall be assigned by either Buyer or Seller without the written permission of the other party, and no delegation of any obligation owed or of the performance of any obligation, by either Buyer or Seller shall be made without the written permission of the other party, in both cases, save to any of its affiliate companies which the relevant party directly or indirectly controls, is controlled by, or is under common control by it. Any attempted assignment or delegation shall be wholly void and totally ineffective for all purposes unless made in conformity with this paragraph,

19. Indemnification. Seller shall defend, indemnify and hold harmless Buyer, its affiliates, agents, officers, directors, shareholders, employees and the Distributor, from and against any and all liabilities claims, suits, actions, losses and expenses (including attorney’s fees and costs) based upon or arising out of the (i) the contents, manufacture, labeling, or packaging of the Goods, or (ii) Seller’s performance of or failure to perform in accordance with the terms of this Agreement, (iii) Seller’s breach of any warranty set forth in this Agreement, or (iv) any claim based on the negligence, gross negligence or willful misconduct of the other party or of any of its employees, officers, directors or shareholders.

20. Confidentiality; Publicity. Both parties agree that the stipulations of this Agreement shall be considered by both as Confidential Information, therefore, it shall not be shared with third parties. Seller shall not use the name, logo or any other property right of Buyer without Buyer’s written consent,

21. Governing Law and Jurisdiction. This agreement will be governed by and construed in accordance with the applicable laws of the United States of America, the nonexclusive, general jurisdiction of any competent courts of the United States of America, appellation courts from any thereof, at the election of the plaintiff, over any suit, action or proceeding arising out of or relating to this letter agreement, and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum.

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

22. Non-Performance. In the event the Buyer does not fulfill the terms of this contract the Seller retains the right to cancel the contract. Upon cancellation, providing the market price is lower than the contract price, the Buyer will be required to compensate the Seller for the difference between the contract price and the market price as determined by Seller based on industry standards, times the quantity remaining on the contract.

Seller	/s/ Norman Krug	Buyer	/s/ Andy Friedman
	Norman Krug		Andy Friedman
	President/CEO		Skinny Pop Popcorn
Preferred Popcorn, LLC.

Date	April 1, 2014	Date	April 1, 2014

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] -

INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL

TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406

PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PREFERRED POPCORN

1132 9th Road Chapman NE 68827 USA Phone: 308-986-2526 Fax: 308-986-2626 E-mail:info@preferredpopcorn.com	Indiana location : 3055 West Bradford Road NE Palmyra IN 47164 Phone: 812-364-6123 Fax:812-364-6105

SECOND ADDENDUM TO CONTRACT REGARDING SALE OF GOODS

BUYER:	Skinny Pop	DATE:	September 3, 2011
8135 Monticello Avenue
Skokie, IL 60076

SELLER:	Preferred Popcorn
1132 9th Road
Chapman, NE 68827

Contract number 14-3-31 was increased from [**] pounds to [**] per addendum dated May 2, 2014. The price per 50# bag for the [**] pounds is at a delivered price of $[**] per bag.

This addendum to the contract increases the amount by [**] pounds to a total of [**] pounds. The additional [**] pounds will be priced at a delivered price of $[**] per bag.

All other terms of the contract will remain in force.

/s/ Norm Krug	9/8/14	/s/ Andy Friedman	9/8/14
Norm Krug, CEO	Date	Andy Friedman	Date
Preferred Popcorn LLC		Skinny Pop Popcorn

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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